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                                 Exhibit 10.1

                               January 12, 2000


Prestolite Electric Incorporated
2100 Commonwealth Blvd, Suite 300
Ann Arbor, MI 48105

Attention: Ken Cornelius
           Chief Financial Officer

Dear Ken:

On behalf of Robert W. Baird & Co. Incorporated ("Baird") we wish to thank you for the opportunity to represent Prestolite Electric Incorporated ("Prestolite" or the "Company") in connection with the possible sale or other disposition of certain of the Company's businesses. This letter confirms the agreement between Baird and the Company under which Baird is engaged as financial advisor to the Company in connection with the proposed Disposition(s) (as defined below).

     1.   Baird accepts this engagement and agrees to:

          (a) become familiar, to the extent we deem appropriate, with the business, operations, properties, financial condition, and prospects of the Company;

          (b) assist the Company in analyzing and evaluating the operations and financial position of certain businesses the Company is considering divesting;

          (c) assist the Company and its other financial advisor, Lincoln Partners LLC, in the preparation and implementation of a marketing plan with respect to the proposed Disposition(s) and in the screening of interested prospective purchasers;

          (d) assist the Company in evaluating proposals which are received from potential purchasers; counsel the Company as to strategy and tactics for negotiating with potential purchasers and, advise the Company with respect to the form and structure of, and consideration to be received in, the proposed Disposition(s).

          If Baird is asked to provide other services not specifically contemplated above, the Company and Baird shall enter into a separate agreement covering such additional services to be rendered and the fee payable by the Company.

     2. Baird's engagement shall commence on the date of this letter and shall expire on January 3, 2001 unless extended by mutual written agreement, but may be terminated earlier by either the Company or Baird at any time upon 30 days'
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          written notice from one party to the other. Notwithstanding expiration or termination of Baird's engagement, the provisions of this letter concerning confidentiality, indemnification, contribution, legal matters and the Company's obligations to pay Baird's fees and reimburse Baird's expenses shall survive and remain in effect.

     3.   For the purposes of this letter:

          (a) A "Disposition" means any transaction or a series of transactions which results, directly or indirectly, in the transfer of control of the Company's Battery Charger Business or DC Motor Business (as defined in your December 16, 1999 Board of Directors information package entitled, "Breakup and Sale of Prestolite") or any material part of their assets or businesses (a "Business"), including without limitation: (i) any merger, consolidation, reorganization, recapitalization or other business combination pursuant to which a Business is transferred to or combined with that of another non-affiliated entity; (ii) the acquisition by an acquirer (or a "group", as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of any class of capital stock (or rights to acquire the same) of the Company or any of its affiliates or of all or substantially all of the assets of the DC Motor Business or the Battery Charger Business; or (iii) a lease of a material part of the assets of the DC Motor Business or the Battery Charger Business, with or without a purchase option, or the formation of a joint venture or partnership, or similar transaction with another party with respect to a Business.

          (b) "Transaction Date" means the date of the closing of any Disposition.

          (c) "Consideration" means the aggregate value, whether in cash, securities, assumption of (or purchase subject to) debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities, guarantees and other calculable liabilities but excluding trade liabilities and trade payables), or other property, obligations or services, paid or payable directly or indirectly (through an escrow or otherwise) or otherwise assumed in connection with a Disposition (including amounts paid to holders of any warrants, stock purchase rights or convertible securities of the Company and to holders of any options or stock appreciation rights issued by the Company, whether or not vested). For the purpose of computing the value of Consideration, the value of securities shall be determined as follows:

               (i) the value of securities (whether debt or equity) that are traded on a national securities exchange, the NASDAQ system or the over-the-counter market shall be the last reported sales price prior to the Transaction Date; and

               (ii) the value of other securities, indebtedness, obligations, property and services (including assumed liabilities) shall be their fair market value as of the Transaction Date, or such other value as may be mutually agreed upon by the Company and Baird.
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               If any part of the Consideration consists of contingent payments to be calculated by reference to uncertain future occurrences, such as future financial or business performance, then any portion of Baird's fees payable hereunder relating to such portion of the Consideration shall be payable upon the receipt of such portion of the Consideration.

               If all or any portion of the Consideration is paid in any currency other than United States Dollars, the value of such Consideration shall be converted into United States Dollars at the prevailing exchange rate on the Transaction Date.

          (d) Notwithstanding (c) above, if a Disposition entails the sale or transfer of only a portion of the assets of the DC Motor Business or the Battery Charger Business and the retention (or sale to a party other than the acquiring party or parties) of cash, cash equivalents, securities, investments or receivables (collectively, "Liquid Assets"), then such Liquid Assets shall be deemed to be included in the Consideration and shall be valued in accordance with (c) above; provided, however, that the value of inventories and receivables shall be their book value.


     4. Baird shall be entitled to the following compensation for its services hereunder:

          (a) a non-refundable retainer fee of $15,000 with $1,500 payable promptly upon execution of this letter and with the balance payable in nine monthly installments of $1,500 beginning February 1, 2000 through October 1, 2000 (the "Financial Advisory Fee").

          (b)  if a Disposition is consummated:

               (i)   during the term of Baird's engagement under this letter; or

               (ii) during the 12 months following termination or expiration of Baird's engagement with any person or entity (or any other person or entity formed by or affiliated with such person or entity) identified to the Company by Baird or involving a person or entity or transaction as to which Baird has performed services during the period of its engagement; or

               (iii) which results from, or completes a Disposition contemplated by, an agreement in principle or a definitive agreement to effect a Disposition which is entered into during the term of Baird's engagement or the 12 months following termination or expiration of Baird's engagement;

          then the Company shall pay to Baird in cash on the Transaction Date, a transaction fee (the "Transaction Fee") equal to the percentages specified below of the Consideration paid or payable in such Disposition.
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               Total Consideration Paid                             Percentage
               ------------------------                             ----------
               On the amount up to $35 million                         0.10%
               On the amount between $35 million and $40 million       0.30%
               On the amount over $40 million                          0.40%

          It is intended that the Transaction Fee payable to Baird shall be 10% of the success fee paid to Lincoln Partners LLC by the Company in connection with the proposed Disposition(s).

     5. In addition to the fees payable to Baird, the Company shall reimburse Baird and its affiliates, upon request, for its and their reasonable out-of-pocket expenses incurred in connection with Baird's engagement. Out-of-pocket expenses may include, but are not limited to, transportation, lodging, meals, document services, data base services, facsimile charges, courier charges, word processing requirements and fees and expenses of third parties such as legal counsel.

     6. The Company shall furnish all information reasonably requested by Baird for the purpose of rendering services hereunder (the "Information"). The Company recognizes and confirms that Baird (i) will use and rely on the Information and on other information available from generally recognized public sources in performing the services contemplated by this letter without any obligation to independently verify the Information or such other information; (ii) will not assume responsibility for the accuracy or completeness of the Information or such other information; and (iii) will not make an appraisal of any of the assets or liabilities of the Company or any other entity. To the best of the Company's knowledge, the Information will be true and correct in all material respects and will not contain any material misstatement of a fact or omit to state any material fact necessary to make the statements contained therein not misleading.

          Baird agrees as provided in this letter to keep all non-public Information provided to it by the Company confidential, except as required by law. Notwithstanding anything to the contrary in this letter, Baird may disclose non-public Information to its agents and advisors, who shall also be bound by the terms of this paragraph, whenever Baird determines that such disclosure is necessary or appropriate to provide the services contemplated in this letter. The Company acknowledges that all opinions and advice (written or oral) given by Baird to the Company in connection with Baird's engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transaction(s) to which they relate and the Company agrees that, except as specifically permitted hereunder, no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Baird be made by the Company (or such persons), without the prior written consent of Baird, which consent shall not be unreasonably withheld.

     7. The Company hereby agrees to indemnify, hold harmless and reimburse Baird and each other Indemnified Party (as hereinafter defined) as follows:

          (a) The Company agrees to indemnify and hold Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling
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               person (Baird and each such person being an "Indemnified Party")
               harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, relating to or arising out of the engagement of Baird, actions taken or omitted in connection therewith, or the matters contemplated by this letter (including amounts paid in settlement), and will reimburse each Indemnified Party for all expenses (including without limitation fees and expenses of legal counsel) as they are incurred in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is brought by or on behalf of the Company; provided, however, that the Company shall not be liable pursuant to the foregoing indemnification provision in respect of any loss, claim, damage or liability that a court of competent jurisdiction shall have determined by final judgment (not subject to further appeal) to be the sole result of the willful misfeasance or gross negligence of such Indemnified Party.

          (b) If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Company of the commencement of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Company shall not relieve the Company from any liability or obligation that it may have under this paragraph or otherwise to such Indemnified Party. Following such notification, the Company may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Company shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have concluded that (A) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflicts of interest or (B) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Company or any other Indemnified Party represented by such legal counsel. Nothing set forth herein shall preclude any Indemnified Party from retaining its own counsel at its own expense. The Company agrees that it will not, without the prior written consent of Baird, settle, compromise or consent to the entry of judgment in any pending or threatened claim, proceeding, or action in respect of which indemnification could be sought hereunder (whether or not any Indemnified Party is a party to such claim or proceeding) unless such settlement includes a provision unconditionally releasing Baird and all other Indemnified Parties from and holding them harmless against all liability in respect of claims by any releasing party related to or arising out of such matters or any transaction or conduct in connection therewith.

          (c) If the indemnification and reimbursement provisions set forth above are unavailable or insufficient to hold an Indemnified Party harmless, then the Company shall nonetheless contribute to any such amounts paid or
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               payable by such Indemnified Party in a proportion that
               appropriately reflects the relative benefits received by the Company, on the one hand, and Baird, on the other hand, in connection with the matters to which such expenses or other amounts relate. If the foregoing allocation according to relative benefits is not permitted by applicable law, then amounts shall be contributed by the Company to the Indemnified Party in such proportion as appropriately reflects not only the relative benefits referred to above, but also so reflects the relative fault of the Company, on the one hand, and Baird, on the other hand, as well as any other relevant equitable considerations.

          (d) If multiple claims are asserted against an Indemnified Party in any action or other proceeding, including an arbitration, and indemnification as to at least one of such claims is permitted under applicable law and provided for under this agreement, the Company agrees that any judgment or award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or award expressly states that the judgment or award, or any portion thereof, is based solely on a claim or claims as to which indemnification is not available.

          (e) In connection with Baird's engagement hereunder, Baird may also be engaged to act for the Company in one or more additional capacities, and the terms of any such additional engagement may or may not be embodied in one or more separate written agreements. The provisions of this paragraph shall (i) apply to the original engagement, any such additional engagement, and any modification of the original engagement or such additional engagement, (ii) remain in full force and effect whether or not any of the transactions contemplated by this engagement or such additional engagement are consummated, (iii) survive the expiration or termination of the period of Baird's engagement, and (iv) be in addition to any liability that the Company might otherwise have to any Indemnified Party. The Company also agrees that no Indemnified Party (including Baird) shall have any liability (direct or indirect, in contract or tort or otherwise) to the Company or its security holders, creditors or affiliates in connection with any matter relating to the engagement of Baird hereunder, except to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such liability resulted solely from the willful misfeasance or gross negligence of such Indemnified Party. In no event shall the aggregate amount of liability of all Indemnified Parties hereunder be in excess of the fees (exclusive of expense reimbursement) actually paid to Baird under this letter.

     8. If a Disposition is effected and the Company is not the surviving entity after such Disposition or in the event of a sale of all or substantially all of the assets of the Company, the Company shall cause the acquirer or acquirers to assume and honor the obligations and liabilities of the Company in this letter, including without limitation the Company's obligations and liabilities pursuant to provisions concerning indemnification, contribution and the Company's obligations to pay Baird's fees and to reimburse Baird's expenses.
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     9.   The Company acknowledges that Baird is a full service securities firm and as such Baird and its affiliates may from time to time hold long or short positions or effect transactions, for its own account or the accounts of customers, in securities or options on securities of the Company or other parties that might be involved in transactions with the Company.

     10. The Company and Baird agree and acknowledge that (i) this letter is solely for the benefit of the parties to this letter, (ii) Baird shall owe no duty to any person or entity other than the Company, and (iii) no other person or entity, including without limitation the Company's shareholders and the Company and its shareholders' respective employees, officers, directors, trustees, affiliates and agents, shall be deemed a third party beneficiary of this letter or have any rights with respect to Baird's engagement.

     11. This letter may not be amended or modified except in writing executed by the Company and Baird. This letter may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Solely for purposes of enforcing this agreement, the Company consents to personal jurisdiction, service and venue in any court in which any claim, action or proceeding which is subject to this agreement (including without limitation the indemnification provisions) is brought against Baird or any other Indemnified Party. Any right to trial by jury with respect to any claim, action or proceeding related to or arising out of Baird's engagement, any transaction or conduct in connection therewith or this agreement is hereby waived. This letter shall be governed by and construed in accordance with the internal laws of the State of Illinois without reference to principles of conflicts of law.

Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning to Baird the enclosed duplicate of this letter.

                                           Very truly yours,


                                           ROBERT W. BAIRD & CO. INCORPORATED


                                           By: /s/ Steven G. Booth
                                               --------------------------------
                                           Its: Managing Director
                                                -------------------------------

Accepted and agreed to as of
the date first written above

PRESTOLITE ELECTRIC INCORPORATED

By:  /s/ Kenneth C. Cornelius
     -----------------------------
Its: /s/ Vice President
     -----------------------------